Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation of our report, which contains an explanatory paragraph relating to substantial doubt with respect to the Company’s ability to continue as a going concern, dated March 30, 2009 relating to the consolidated financial statements of Symbollon Pharmaceuticals, Inc. as of and for the years ended December 31, 2008 and 2007 included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-8 (File Nos. 333-86704, 333-30467, 333-30359 and 333-80368) and Form SB-2 (File Nos. 333-148787, 333-109772, 333-124687, 333-136871, and 333-140200).

/s/Vitale, Caturano & Company, P.C.

VITALE, CATURANO & COMPANY, P.C.

March 30,2009
Boston, Massachusetts